Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2011

FINANCIAL RESULTS

ATLANTA, GEORGIA, October 26, 2011: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported strong unaudited financial results for its third quarter ended September 30, 2011.

The Company recorded third quarter revenues of $323.9 million, an increase of 6.2% over the prior year’s third quarter revenue of $305.1 million.  Net income increased 15.3% to $29.4 million or $0.20 per diluted share for the third quarter ended September 30, 2011, compared to $25.5 million or $0.17 per diluted share for the same period in 2010.

Rollins’ revenues rose 6.9% for the first nine months of 2011 to $916.0 million compared to $857.0 million for the prior year.  Net income for the first nine months of 2011 was $79.1 million, or $0.54 per diluted share, compared to net income of $70.8 million, or $0.48 per diluted share for the same period last year.

In the third quarter, the Company repurchased 598,986 shares at a weighted average price of $17.85 per share bringing the total number of shares repurchased year-to-date to 1,388,282 at a weighted average price of $18.63.  In total, 1,149,964 additional shares may be purchased under the share repurchase program.

“Rollins, Inc. had another successful quarter which represents 22 consecutive quarters of record performance,” said Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc.  “We are pleased with the solid financial results our Company reported for the third quarter and nine months of this year.  This growth came from all of our business lines and continues to reflect the positive results from the investments we are making.  As a result of these key operational initiatives and our dedicated teammates, we are on track to meet our financial objectives for 2011.”

Mr. Rollins concluded, “We are currently working on our 2012 plans and would expect another positive year for Rollins.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, HomeTeam Pest Defense, Western Pest Services, PCO Services, The Industrial Fumigant Company, Waltham Services, Crane Pest Control, and TruTech, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Europe, Central America, the Caribbean, the Middle East, Asia, the Mediterranean and Africa from over 500 locations.  You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com,

www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s belief that third quarter growth came from all of the Company’s business lines and continues to reflect the positive results from the investments the Company is making; the Company’s belief that these key operational initiatives and its dedicated teammates result in the Company being on track to meet its financial objectives for 2011; and the Company’s expectation that 2012 will be another positive year for the Company.  The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations.  All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.  A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2011	2010
ASSETS
Cash and cash equivalents	$30,219	$20,250
Trade receivables, short-term	71,715	67,552
Financed receivables, short-term	11,668	11,639
Materials and supplies	10,607	11,167
Deferred income taxes	30,575	27,092
Other current assets	17,096	13,161
Total Current Assets	171,880	150,861
Equipment and property, net	76,046	70,782
Goodwill	210,898	200,639
Customer Contracts and Other Intangible assets	140,598	145,532
Deferred income taxes	12,223	19,841
Financed receivables, long-term	11,108	10,416
Other assets	9,670	9,554
Total Assets	$632,423	$607,625

LIABILITIES
Accounts payable	$23,951	$25,693
Accrued insurance	20,801	18,660
Accrued compensation and related liabilities	60,365	60,214
Unearned revenue	95,022	95,711
Line of Credit	—	24,000
Other current liabilities	35,774	31,378
Total Current Liabilities	235,913	255,656
Accrued insurance	27,462	25,566
Accrued pension	7,573	11,365
Long-term accrued liabilities	34,977	28,597
Total Liabilities	305,925	321,184

STOCKHOLDERS’ EQUITY
Common stock	146,292	147,160
Retained earnings and other equity	180,206	139,281
Total Stockholders’ Equity	326,498	286,441
Total Liabilities and Stockholders’ Equity	$632,423	$607,625

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
REVENUES
Customer services	$323,929	$305,118	$916,008	$856,962
COSTS AND EXPENSES
Cost of services provided	165,097	156,064	465,640	435,467
Depreciation and amortization	9,337	9,076	27,825	27,043
Sales, general and administrative	102,396	98,909	295,651	280,787
Interest Expense	79	100	449	265
	276,909	264,149	789,565	743,562
INCOME BEFORE TAXES	47,020	40,969	126,443	113,400
PROVISION FOR INCOME TAXES	17,605	15,456	47,327	42,604
NET INCOME	$29,415	$25,513	$79,116	$70,796

NET INCOME PER SHARE - BASIC	$0.20	$0.17	$0.54	$0.48
NET INCOME PER SHARE - DILUTED	$0.20	$0.17	$0.54	$0.48

Weighted average shares outstanding - basic	146,549	147,582	147,086	148,315
Weighted average shares outstanding - diluted	146,609	147,757	147,161	148,543

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter results on:

Wednesday, October 26, 2011 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-941-9205 domestic;

480-629-9692 international
at least 5 minutes before start time.

REPLAY: available through November 2, 2011

Please dial 800-406-7325/303-590-3030, Passcode: 4478118

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com